Exhibit 23.1

                 Consent of Independent Public Accountants.

Yi Wan Group, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our audit report dated February 23, 2001, relating to the consolidated financial statements of Yi Wan Group, Inc., appearing in the Company's Form 10/A for the years ended December 31, 2000 and 1999, and our review report dated August 14, 2001, relating to the consolidated financial statements of Yi Wan Group, Inc., appearing in the Company's Form 10/A for the period ended June 30, 2001.

                                      Moore Stephens Frazer and Torbet, LLP

Walnut, California
December 20, 2001